Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Financial Highlights” in the Prospectus of BNY Mellon Insight Core Plus Fund dated November 29, 2017, and to the incorporation by reference of our report dated June 29, 2017 in this Post-Effective Amendment No. 15 to the Registration Statement of BNY Mellon Absolute Insight Funds, Inc. (Form N-1A) (File No. 333-202460) on the financial statement and financial highlights of Insight Investment Grade Bond Fund (one of the portfolios constituting FundVantage Trust) (the “Predecessor Fund”), included in the Predecessor Fund’s Annual Report to shareholders for the year ended April 30, 2017.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

November 27, 2017